EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 13, 2017 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in Connecticut Water Service, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Baker Tilly Virchow Krause, LLP

Philadelphia, Pennsylvania

April 10, 2017